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Name of Security	Date of Purchase	Syndicate Members	Securities Purchased From
Chipotle Mexican Grill	1/26/06	Morgan Stanley & Co. Inc.	Morgan Stanley & Co. Inc.
Common Stock		SG Cowen & Co., LLC
Banc of America Securities
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
A.G. Edwards & Sons, Inc.
RBC Capital Markets Corp.
SunTrust Capital Markets, Inc.
Wachovia Capital markets
M.R. Beal and Company
Samuel A. Ramirez & Company, Inc.
Muriel Siebert & Co., Inc.
The Williams Capital Group, L.P.

Morton’s Restaurant Group	2/8/06	Wachovia Capital Markets	Wachovia Capital Markets
Common Stock		Piper Jaffray & Co.
RBC Capital Markets Corp.
SG Cowen & Co., LLC
Jeffries & Company, Inc.
Doft & Co., Inc.
A.G. Edwards & Sons, Inc.
Jessup & Lamont Securities Corp.

BioMarin Common Stock	3/29/06	Merrill Lynch, Pierce, Fenner & Smith Incorporated	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Cowen & Co., LLC
Leerink Swann & Company
Pacific Growth Equities, LLC
Rodman & Renshaw, LLC

DivX, Inc. Common Stock	9/21/06	J.P. Morgan Securities Inc. Banc of America Securities Cowen and Company, LLC Canaccord Adam Inc. Montgomery & Co., LLC	Banc of America Securities J.P. Morgan Securities Inc.

Affiliated broker is SG Cowen & Co., LLC/Cowen & Co., LLC. Securities were purchased in the offering at the public offering price.